ADC Reports Results for Fourth Quarter and Fiscal Year 2008

•	Cash Flow Provided by Operating Activities from Continuing Operations of $174 Million for Fiscal 2008

•	Strong Cash Balance of $631 Million at Year-End with $62 Million of Cash Flow from Continuing Operations in 4Q08

•	Net Sales of $352 Million, Up 10% from 4Q07

MINNEAPOLIS — — ADC (NASDAQ: ADCT, www.adc.com) today announced unaudited results for its fourth quarter and year ended Oct. 31, 2008.

“ADC delivered good financial results in 2008 despite substantial headwinds from an increasingly challenging global macroeconomic environment. We grew revenue and cash from continuing operations, acquired and successfully integrated two strategically important companies, and reaped significant cost savings and new customer relationships from our ongoing competitive transformation initiative. These results reinforce the company’s strong position in the high-growth segments of fiber-based and wireless communications networks worldwide,” said Robert E. Switz, chairman, president and CEO of ADC. “Given the current economy, perhaps our most important accomplishment in 2008 was our ability to further strengthen the company’s balance sheet. We generated very positive cash flows and finished the year with a strong liquidity position that will serve us well in these uncertain times.

“While ADC had a good year overall, we expect to continue experiencing challenges associated with the global economic climate as we enter 2009. As a result, we recently took measures to better align our business with our strategic areas of focus and bolster our solid financial position. We did this by further streamlining our manufacturing and operations and making important geographic and market investment decisions. At the same time, we will continue to look for strategic opportunities to invest in our business and establish an even stronger position in our industry. We remain committed to managing our business strategically for sustained, long-term financial growth with the goal of maximizing shareholder value,” said Switz.

Fourth Quarter Fiscal 2008 Results
ADC ended the fourth quarter of 2008 with a cash balance of $631 million and generated cash flow from continuing operations of $62 million in the quarter.

ADC’s net sales for the fourth quarter of 2008 were $352 million, up 10% from the fourth quarter of 2007 and down 8% from the third quarter of 2008. Excluding net sales of $23 million and $10 million, respectively, from our LGC Wireless and Century Man Communication businesses, fourth quarter sales were relatively flat year over year.

Fourth quarter 2008 gross margins were 27.5%. Our current quarter results included an $11 million inventory write-down associated with our announced discontinuance of certain outdoor wireless product families and a $3 million inventory charge caused by a change in our reserve estimate related to the 2007 shutdown of our ACX product line. Excluding these charges, gross margins were 31.5%, down from 35.4% in the fourth quarter of 2007 and down from 34.2% in the third quarter of 2008. The decline in gross margins on a year-over-year basis was due to cost increases in raw materials, including commodities and fuel in our Global Connectivity Solutions (GCS) business, along with an unfavorable product mix shift towards outside plant and enterprise products. The sequential decline in gross margins from the third quarter of 2008 was due to higher inventory and warranty charges, lower productivity levels across our businesses from the decrease in revenue volume and an unfavorable product mix shift towards lower margin outside plant and enterprise products and professional services.

The recent commodity and fuel price declines have not yet worked through our supply chain. However, we expect these declines, along with the cost savings from our recent restructuring activities, will improve our gross margin performance in the first half of 2009, depending on revenue levels and product mix.

Net loss from continuing operations for the fourth quarter of fiscal 2008 on a GAAP basis was $(45.4) million, or $(0.39) diluted earnings per share, as compared with a net loss of $(7.6) million, or $(0.07) per share, for the fourth quarter of fiscal 2007. Our fourth quarter 2008 GAAP net loss included $67 million, or $0.58 per share, in certain expenses, including a $26.4 million charge related to an impairment of our auction rate securities portfolio as well as severance, inventory write-downs, and other charges totaling $23.7 million related to our previously announced restructuring plan.

Fourth Quarter Non-GAAP Results
ADC believes certain non-GAAP measures help illustrate ADC’s baseline performance before gains, losses or other charges that are considered by management to be outside of ongoing operating results.
On a non-GAAP basis, net income for the fourth quarter of fiscal 2008 was $22 million, or $0.19 diluted earnings per share, as compared with non-GAAP net income of $36 million, or $0.30 per share, for the fourth quarter of 2007. Please refer to Reconciliation of non-GAAP and GAAP Financial Measures provided later in this news release for detailed information regarding the non-GAAP results.

First Quarter Fiscal 2009 Guidance
In recent years, ADC has provided only annual earnings guidance. Due to the extraordinary level of uncertainty in the marketplace and economy, however, we are providing guidance only for our first quarter of 2009 at this time. This guidance includes acquisition amortization charges and excludes potential unknown non-cash charges.

ADC currently expects first quarter 2009 net sales to range from $255-$290 million. Based on this sales estimate and subject to sales mix and other factors, GAAP diluted EPS from continuing operations for the quarter is estimated to range from a loss of $(0.05) to a loss of $(0.17), which includes non-cash acquisition amortization charges of $0.09. This guidance includes stock option expense of $0.02 and also reflects the reclassification of our EMEA professional service business to discontinued operations, which is therefore excluded.

As previously announced, we will be changing our fiscal year-end to September 30. Therefore, our fiscal 2009 will be eleven months beginning November 1, 2008 and ending September 30, 2009. We will continue on our present quarterly reporting cycle that corresponds to an October 31st fiscal year end through our third quarter, which will end July 31, 2009. We will then use our annual report on form 10-K for fiscal 2009 to transition to a quarterly reporting cycle that corresponds to a September 30th fiscal year end, resulting in a fourth quarter for fiscal 2009 of approximately two months.

“Our first quarter guidance reflects our expectation of moderately lower revenues based on declining industry capital spending forecasts. While the challenging macroeconomic environment is moderating our earnings outlook, we believe that our strong balance sheet and cash holdings leave us well positioned to weather a recession of varying severities,” said James G. Mathews, ADC’s chief financial officer. “We are beginning the new fiscal year with a strong cash position of $631 million and expect to generate positive cash flows from continuing operations in 2009. We also believe that there will be certain opportunities to further strengthen our competitive advantages in the global network infrastructure market in this environment. As such we will continue to make strategic investments in our target markets and geographies that we expect will deliver additional shareholder value over the long term.”

Fiscal Year 2008 Highlights

•	ADC grew net sales to $1.46 billion in 2008, a 14% increase over 2007. This excludes sales from the EMEA Professional Services business, which is included in discontinued operations as a result of our planned divestiture. EMEA Professional services sales were $37 million in 2008 and $45 million 2007.

•	ADC’s cash flow provided by continuing operations was $174 million for fiscal 2008.

•	ADC’s sales outside of the United States were $594 million, representing 41% of total ADC sales for 2008 and a 26% increase over 2007. Europe/Middle East/Africa sales of $300 million were up 24%, Asia Pacific sales of $187 million were up 38% and Latin America sales of $63 million were up 39% over 2007.

•	ADC’s Global Connectivity Solutions (GCS) business unit sales grew to $1.11 billion in 2008, an increase from $1.01 billion in 2007. Sales of global fiber connectivity solutions increased 15% over the same period with market share gains in the central office, data center and FTTX markets. Trials of ADC’s FTTX solutions also were initiated with carriers in Europe, Latin America and Asia. These results include $30 million in revenue from our Century Man acquisition, which has given the company a significantly larger presence in the important China market, along with the strategic ability to better serve other rapidly-growing markets.

•	ADC’s Network Solutions business unit’s wireless sales increased to $170 million in 2008, including $98 million of sales as a result of the LGC Wireless acquisition. By acquiring and successfully integrating LGC, ADC has become a global leader in in-building wireless coverage and capacity solutions, and greatly expanded the sales channels for our IP-RAN wireless solutions portfolio.

•	ADC’s Professional Services business unit’s sales increased to $182 million from $164 million in 2007. The company’s provision of services to key customers remains an important source of product pull-through opportunities.

•	ADC’s ongoing competitive transformation initiative continued to deliver significant manufacturing and supply chain cost savings and customer relationship benefits throughout the year. These savings help offset margin issues that can be caused by pricing pressures or negative product sales mix.

Share Buyback Program Complete
In early Dec. 2008, ADC completed its previously announced $150 million share repurchase program at an average price of $7.04 per share, resulting in approximately 21.3 million shares purchased under the program. These share purchases represent an 18% reduction in our total shares outstanding as compared to the 118.3 million diluted weighted average common shares outstanding reported in our August 1, 2008 financial statements filed on Form 10-Q.

Fourth Quarter News Release and Form 8-K Filing
A copy of this news release and form 8-K with financial statements can be accessed at www.adc.com/investorrelations/. ADC’s unaudited consolidated statements of operations, balance sheets and cash flows are included in the 8-K filing.

Today’s 5:00 p.m. Eastern Earnings Conference Call and Webcast
ADC will discuss its fourth quarter 2008 results and current 2009 outlook on a conference call scheduled today, at 5:00 p.m. Eastern time. The conference call can be accessed by domestic callers at (800) 399 – 7506 and by international callers at (706) 634 — 2489 or on the Internet at www.adc.com/investor, by clicking on Webcasts. Starting today at 7:45 p.m. Eastern time, the replay of the call can be accessed for approximately 7 days by domestic callers at (800) 642 – 1687 and by international callers at (706) 645 — 9291 (conference ID number is 76879518) or on the Internet at www.adc.com/investor, by clicking on Webcasts.

About ADC
ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC’s innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.

Cautionary Statement Regarding Forward Looking Information
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. In particular, statements on our expectations about future raw materials costs, economic and industry conditions and our net sales, earnings and other financial results could be affected by a variety of factors, such as: demand for equipment by telecommunication service providers and large enterprises; variations in demand for particular products in our portfolio and other factors that can impact our overall margins; our ability to operate our business to achieve, maintain and grow operating profitability; changing regulatory conditions and macroeconomic conditions both in our industry and in local and global markets that can influence the demand for our products and services; fluctuations in the market value of our common stock, that can be caused by many factors outside of our control and could cause us to record an impairment charge on our goodwill in the future if our market capitalization remains below our book value for a continued time period; consolidation among our customers, competitors or vendors that can disrupt or displace customer relationships; our ability to keep pace with rapid technological change in our industry; our ability to make the proper strategic choices regarding acquisitions or divestitures; our ability to integrate the operations of any acquired business; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our sales as well as potential sales growth in market segments we believe have the greatest potential; fluctuations in our operating results from quarter-to-quarter, that can be caused by many factors beyond our control; financial problems, work interruptions in operations or other difficulties faced by customers or vendors that can impact our sales, sales collections and ability to procure necessary materials, components and services to operate our business; our ability to protect our intellectual property rights and defend against potential infringement claims; possible limitations on our ability to raise any additional required capital; declines in the fair value and liquidity of auction-rate securities we hold; our ability to attract and retain qualified employees; potential liabilities that can arise if any of our products have design or manufacturing defects; our ability to obtain and the prices of raw materials, components and services; our dependence on contract manufacturers to make certain products; changes in interest rates, foreign currency exchange rates and equity securities prices, all of which will impact our operating results; political, economic and legal uncertainties related to doing business in China; our ability to defend or settle satisfactorily any litigation; and other risks and uncertainties including those identified in the section captioned Risk Factors in Item 1A of ADC’s Annual Report on Form 10-K for the year ended October 31, 2007 and as may be updated in Item 1A of ADC’s subsequent Quarterly Reports on Form 10-Q or other filings we make with the SEC. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of non-GAAP and GAAP Financial Measures

ADC Telecommunications, Inc.
Consolidated Non-GAAP Income and EPS Calculation -
UNAUDITED
	FY2008					FY2007
(In millions except per share amounts)	Q1	Q2	Q3	Q4	FY08	Q1	Q2	Q3	Q4	FY07
GAAP Income (Loss) from Continuing
Operations	$(28.4)	$ 16.0	$13.4	$(45.4)	$(44.4)	$ 10.7	$ 96.0	$ 24.4	$ (7.6)	$123.5
Diluted GAAP Income (Loss) from
Continuing Operations per Share	$(0.24)	$ 0.14	$0.11	$(0.39)	$(0.38)	$ 0.09	$ 0.75	$ 0.21	$(0.07)	$ 1.04

Non-GAAP adjustments:
Auction Rate Securities Adjustments	50.2	18.0	6.0	26.4	100.6	—	—	—	29.4	29.4
Amortization of Purchased Intangibles	8.8	8.4	8.7	8.5	34.4	6.0	6.0	6.0	5.9	23.9
Restructuring & Impairment Charges	1.2	1.0	0.1	12.9	15.2	0.6	(2.0)	7.1	2.1	7.8
Outdoor Wireless Inventory Charge	—	—	—	10.8	10.8	—	—	—	—	—
Stock Option Expense	1.4	2.0	1.9	1.7	7.0	1.4	2.0	1.9	1.9	7.2
LGC Purchase Accounting Adjustment	—	3.5	—	—	3.5	—	—	—	—	—
Tax Valuation Allowance	—	—	—	3.4	3.4	—	—	—	(6.0)	(6.0)
ACX Inventory Charge	—	—	—	3.2	3.2	—	—	8.9	—	8.9
FX Adjustment	—	—	1.7	—	1.7	—	—	—	—	—
ADC Foundation Grant	—	—	—	—	—	—	—	—	10.0	10.0
Gain on Sale of BigBand	—	—	—	—	—	—	(57.1)	—	—	(57.1)
Total Adjustments	$61.6	$32.9	$18.4	$66.9	$179.8	$8.0	$(51.1)	$23.9	$43.3	$24.1

Non-GAAP Income (Loss) from Continuing Operations	$33.2	$48.9	$31.8	$21.5	$135.4	$18.7	$44.9	$48.3	$35.7	$147.6
Diluted non-GAAP Income (Loss) from Continuing Operations per Share	$0.28	$0.38	$0.27	$0.19	$1.14	0.16	$0.37	$0.39	$0.30	$1.22

Reconciliation of the numerators and denominators of non-GAAP diluted income (loss) per share from continuing operations:
Interest addback	$5.2	$7.8	$2.2	$—	$26.9	$—	$3.4	$3.4	$3.4	$13.7
Diluted shares outstanding	138.8	148.4	126.7	115.8	143.0	117.3	131.8	132.0	132.2	131.9

The consolidated non-GAAP net income and non-GAAP EPS calculations above contain non-GAAP financial measures. ADC utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing our overall business performance, for making operating decisions and for forecasting and planning future periods. The non-GAAP financial measures ADC uses include non-GAAP net income from continuing operations and diluted non-GAAP net income from continuing operations per share. Non-GAAP net income from continuing operations is defined as net income from continuing operations excluding the items identified in the above table and the tax effect of these non-GAAP adjustments. These measures are used by some investors when assessing the performance of ADC. ADC believes the assessment of its operations excluding these items is relevant to the assessment of internal operations and comparisons to industry performance.

Reasons for Presenting Non-GAAP Measures. ADC believes these non-GAAP measures help illustrate ADC’s baseline performance before gains, losses or certain charges that are considered by ADC management to be outside of on-going operating results. Accordingly, ADC uses these non-GAAP measures to gain a better understanding of ADC’s comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. ADC believes these non-GAAP measures, when read in conjunction with ADC’s GAAP financials, provide valuable information to investors.

Items Excluded From Non-GAAP Measures. As described above, the calculation of non-GAAP net income from continuing operations excludes items in the following categories:

Amortization of Acquisition Related Intangibles. ADC excludes amortization of intangible assets resulting from acquisitions to allow more accurate comparisons of its financial results to its historical operations, forward-looking guidance and the financial results of peer companies. ADC believes that providing a non-GAAP financial measure that excludes the amortization of acquisition related intangible assets provides those reviewing ADC’s financial statements an enhanced understanding of historic and potential future financial results and also facilitates comparisons to the results of peer companies. Additionally, with respect to the amortization of acquisition related intangible assets, if ADC had internally developed these intangible assets, the amortization of such intangible assets would have been expensed historically. ADC believes the assessment of its operations excluding these costs is relevant to the assessment of internal operations and comparisons to industry performance. Amortization of acquisition related intangibles will recur in future periods.

Stock-Based Compensation. Stock-based compensation is an incentive offered to some of ADC’s employees. ADC believes such compensation contributed to the revenues earned during the periods presented and also believes it will contribute to the generation of future period revenues. Nevertheless, ADC believes that the exclusion of non-cash stock-based compensation allows management and investors to compare ADC’s recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use to account for stock-based compensation under FAS 123(R), ADC’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation allows investors to make meaningful comparisons between ADC’s recurring core business operating results and those of other companies. It also provides ADC with a tool for financial and operational decision making and for evaluating ADC’s own recurring core business operating results over different periods of time. Stock-based compensation expenses will recur in future periods.

Restructuring and Related Impairment of Long-Lived Assets, and Tax Effect of Non-GAAP Adjustments. ADC excludes these items because it believes that they are not related directly to the underlying performance of ADC’s core business operations. These items are expected to recur in future periods.

Other Non-GAAP Adjustments. ADC excludes these items because it believes that they are not related directly to the underlying performance of ADC’s core business operations. These items are generally not expected to recur in future periods.

Reconciliation of the numerators and denominators non-GAAP diluted income (loss) per share from continuing operations. On both a GAAP and Non-GAAP basis, we are required to use the “if-converted” method for computing diluted earnings per share with respect to the shares reserved for issuance upon conversion of our convertible notes. Under this method, we first calculate diluted earnings per share on both a GAAP and Non-GAAP basis by dividing net income by our total diluted outstanding shares, excluding shares reserved for issuance upon conversion of the notes.  We then calculate diluted earnings per share on both a GAAP and Non-GAAP basis by adding back the interest expense and the amortization of financing expenses on the convertible notes to net income and then dividing this amount by our total diluted outstanding shares, including those shares reserved for issuance upon conversion of the notes.  We then select the lowest of the two earnings per share calculations on both a GAAP and Non-GAAP basis to represent our GAAP and Non-GAAP diluted earnings per share.

Limitations. Each of the non-GAAP financial measures described above, and used in this consolidated non-GAAP EPS calculation and the related conference call, should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Further, investors are cautioned that there are inherent limitations associated with the use of each of these non-GAAP financial measures as an analytical tool. In particular, these non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in ADC’s financial results for the foreseeable future. In addition, other companies, including other companies in ADC’s industry, may calculate non-GAAP financial measures differently than ADC does, limiting their usefulness as a comparative tool. ADC compensates for these limitations by providing specific information in the reconciliation included in this consolidated non-GAAP EPS calculation regarding the GAAP amounts excluded from the non-GAAP financial measures. In addition, as noted above and as required by law, ADC evaluates the non-GAAP financial measures together with the most directly comparable GAAP financial information.

ADC Telecommunications, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	For the Years Ended October 31,
	2008	2007	2006
	(In millions, except earnings
		per share)
Net Sales:
Products	$1,299.7	$1,170.2	$1,136.1
Services	156.7	106.5	95.8

Total net sales	1,456.4	1,276.7	1,231.9
Cost of Sales:
Products	836.0	744.1	749.0
Services	131.1	90.0	76.6

Total cost of sales	967.1	834.1	825.6

Gross Profit	489.3	442.6	406.3

Operating Expenses:
Research and development	83.5	69.6	70.9
Selling and administration	328.9	287.2	269.6
Impairment charges	4.1	2.3	1.2
Restructuring charges	11.1	5.5	19.4

Total operating expenses	427.6	364.6	361.1

Operating Income	61.7	78.0	45.2
Other Income (Expense), Net	(99.9)	48.8	10.4

Income (Loss) Before Income Taxes	(38.2)	126.8	55.6
Provision (Benefit) For Income Taxes	6.2	3.3	(37.7)

Income (Loss) From Continuing Operations	(44.4)	123.5	93.3
Discontinued Operations, Net of Tax:
Income (loss) from discontinued operations	2.5	(12.4)	(5.6)
Loss on sale or write-down of discontinued operations, net	—	(4.8)	(22.6)

Total discontinued operations, net of tax	2.5	(17.2)	(28.2)

Cumulative effect of a change in accounting principle	—	—	0.6

Net Income (Loss)	$(41.9)	$106.3	$65.7

Weighted Average Common Shares Outstanding (Basic)	117.1	117.4	117.1

Weighted Average Common Shares Outstanding (Diluted)	117.1	131.9	117.4

Basic Income (Loss) Per Share:
Continuing operations	$(0.38)	$1.05	$0.80

Discontinued operations	$0.02	$(0.14)	$(0.25)

Cumulative effect of a change in accounting principle	$—	$—	$0.01

Net income	$(0.36)	$0.91	$0.56

Diluted Income (Loss) Per Share:
Continuing operations	$(0.38)	$1.04	$0.79

Discontinued operations	$0.02	$(0.13)	$(0.24)

Cumulative effect of a change in accounting principle	$—	$—	$0.01

Net income	$(0.36)	$0.91	$0.56

ADC Telecommunications, Inc. and Subsidiaries
Consolidated Balance Sheets
(unaudited)

	October 31,	October 31,
	2008	2007
	(In millions)
ASSETS
Current Assets:
Cash and cash equivalents	$631.4	$520.2
Available-for-sale securities	0.1	61.6
Accounts receivable, net of reserves of $17.3 and $6.6	215.4	173.5
Unbilled revenues	25.2	30.6
Inventories, net of reserves of $50.7 and $41.3	162.7	169.6
Prepaid and other current assets	34.6	31.9
Assets of discontinued operations	8.0	20.8

Total current assets	1,077.4	1,008.2
Property and equipment, net of accumulated depreciation of $407.7 and $394.2	177.1	198.1
Assets held for sale	2.9	0.1
Restricted cash	15.3	12.8
Goodwill	359.3	238.4
Intangibles, net of accumulated amortization of $126.3 and $95.9	161.1	121.9
Long-term available-for-sale securities	40.4	113.8
Other assets	86.3	70.4
Long-term assets of discontinued operations	1.2	1.1

Total assets	$1,921.0	$1,764.8

LIABILITIES AND SHAREOWNERS’ INVESTMENT
Current Liabilities:
Current portion of long-term notes payable	$2.6	$200.6
Accounts payable	99.1	89.0
Accrued compensation and benefits	78.1	80.3
Other accrued liabilities	71.0	54.7
Income taxes payable	2.4	15.5
Restructuring accrual	16.7	16.9
Liabilities of discontinued operations	8.1	17.1

Total current liabilities	278.0	474.1
Pension obligations and other long-term liabilities	78.1	82.5
Long-term notes payable	650.7	200.6

Total liabilities	1,006.8	757.2

Shareowners’ Investment:
Preferred stock, $0.00 par value; authorized 10.0 shares; none issued or outstanding	—	—
Common stock, $0.20 par value; authorized 342.9 shares; issued and outstanding 111.3 and 117.6 shares	23.5	23.5
Treasury Stock	(56.5)	—
Paid-in capital	1,452.8	1,432.3
Accumulated deficit	(491.5)	(450.9)
Accumulated other comprehensive income (loss)	(14.1)	2.7

Total shareowners’ investment	914.2	1,007.6

Total liabilities and shareowners’ investment	$1,921.0	$1,764.8

ADC Telecommunications, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(unaudited)

	For the Years Ended October 31,
	2008	2007	2006
	(In millions)
Operating Activities:
Income (loss) from continuing operations	$(44.4)	$123.5	$93.3
Adjustments to reconcile income from continuing operations to net cash provided by operating activities from continuing operations:
Inventory write-offs	25.2	21.1	9.1
Impairments	4.1	2.3	1.2
Write-down of investments	100.6	29.4	3.9
Depreciation and amortization	82.3	68.0	67.3
Provision for bad debt	0.7	(2.0)	(0.2)
Change in warranty reserve	1.1	1.1	4.5
Non-cash stock compensation	17.2	10.5	10.0
Change in deferred income taxes	1.5	(6.2)	(46.9)
Amortization of deferred financing costs	2.4	1.5	1.5
Gain on sale of investments	—	(57.5)	—
Loss (gain) on sale of property and equipment	0.5	0.7	0.2
Other, net	9.7	(17.8)	(0.3)
Changes in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable and unbilled revenues (increase)/decrease	2.8	(15.0)	19.5
Inventories increase	(7.7)	(19.5)	(32.3)
Prepaid and other assets decrease/(increase)	(1.9)	(1.0)	2.8
Accounts payable increase/(decrease)	(12.7)	1.0	16.6
Accrued liabilities increase/(decrease)	(14.7)	5.2	(60.2)
Pension liabilities increase	7.2	5.1	3.3

Total cash provided by operating activities from continuing operations	173.9	150.4	93.3

Total cash provided by (used for) operating activities from discontinued operations	1.7	(10.7)	(6.4)

Total cash provided by operating activities	175.6	139.7	86.9

Investing Activities:
Acquisitions, net of cash acquired	(198.3)	(1.6)	—
Purchase of interest in unconsolidated affiliates	(5.2)	(8.1)	—
Divestitures, net of cash disposed	—	0.6	—
Property and equipment additions	(42.4)	(30.4)	(33.0)
Proceeds from disposal of property and equipment	0.3	1.2	1.2
Proceeds from sale/collection of note receivable	—	—	14.2
Proceeds from sales of investments	—	59.8	—
Warrant exercise	—	(1.8)	—
Decrease (increase) in restricted cash	(3.0)	1.9	8.0
Purchase of available-for-sale securities	(4.6)	(1,002.1)	(577.1)
Sale of available-for-sale securities	39.7	1,203.4	519.0
Other	—	—	0.1

Total cash provided by (used for) investing activities from continuing operations	(213.5)	222.9	(67.6)
Total cash provided by investing activities from discontinued operations	(0.4)	1.1	0.6

Total cash provided by (used for) investing activities	(213.9)	224.0	(67.0)

Financing Activities:
Debt issuance	451.6	—	—
Payments of financing costs	(10.7)	—	—
Debt payments	(221.1)	—	—
Treasury stock purchase	(56.5)	—	—
Common stock issued	0.5	4.8	9.6

Total cash provided by financing activities	163.8	4.8	9.6

Effect of Exchange Rate Changes on Cash	(14.3)	9.5	4.5

Increase in Cash and Cash Equivalents	111.2	378.0	34.0
Cash and Cash Equivalents, Beginning of Year	520.2	142.2	108.2

Cash and Cash Equivalents, End of Year	$631.4	$520.2	$142.2

ADC Telecommunications, Inc. and Subsidiaries
Quarterly Financial Data for FY 2008 and FY 2007
(unaudited)

	First		Second		Third		Fourth
	Quarter		Quarter		Quarter		Quarter		Total
	(In millions, except earnings per share)
2008
Net Sales	$329.1		$393.2		$381.8		$352.3		$1,456.4
Gross Profit	120.4		141.5		130.6		96.8		489.3
Income (Loss) Before Income Taxes	(26.9	)(5)	17.9	(6)	16.3	(7)	(45.5	)(8)	(38.2)
Provision (Benefit) for Income Taxes	1.5		1.9		2.9		(0.1	)(9)	6.2
Income (Loss) From Continuing Operations	(28.4)		16.0		13.4		(45.4)		(44.4)
Discontinued Operations, Net of Tax	1.1		0.3		1.7		(0.6)		2.5

Net Income (Loss)	$(27.3	)(1)	$16.3	(2)	$15.1	(3)	$(46.0	)(4)	$(41.9)

Average Common Shares Outstanding — Basic	117.6		117.7		117.7		115.4		117.1

Average Common Shares Outstanding — Diluted	117.6		118.2		118.3		115.4		117.1

Basic Income (Loss) Per Share:
Continuing operations	$(0.24)		$0.14		$0.11		$(0.39)		$(0.38)

Discontinued operations	$0.01		$—		$0.02		$(0.01)		$0.02

Net Income (Loss)	$(0.23)		$0.14		$0.13		$(0.40)		$(0.36)

Diluted Income (Loss) Per Share:
Continuing operations	$(0.24)		$0.14		$0.11		$(0.39)		$(0.38)

Discontinued operations	$0.01		$—		$0.02		$(0.01)		$0.02

Net Income (Loss)	$(0.23)		$0.14		$0.13		$(0.40)		$(0.36)

Net Sales Outside the United States	$131.0		$157.5		$165.0		$140.1		$593.6

	First		Second		Third		Fourth
	Quarter		Quarter		Quarter		Quarter		Total
	(In millions, except earnings per share)
2007
Net Sales	$283.6		$337.9		$334.9		$320.3		$1,276.7
Gross Profit	94.8		120.7		113.7		113.4		442.6
Income Before Income Taxes	11.8		98.7	(14)	26.4		(10.1	)(15)	126.8
Provision (Benefit) for Income Taxes	1.1		2.7		2.0		(2.5	)(16)	3.3
Income (Loss) From Continuing Operations	10.7		96.0		24.4		(7.6)		123.5
Discontinued Operations, Net of Tax	(7.1)		(3.9)		(7.8)		1.6		(17.2)

Net Income (Loss)	$3.6	(10)	$92.1	(11)	$16.6	(12)	$(6.0	)(13)	$106.3

Average Common Shares Outstanding — Basic	117.2		117.3		117.4		117.5		117.4

Average Common Shares Outstanding — Diluted	117.3		131.8		117.8		117.5		131.9

Basic Income (Loss) Per Share:
Continuing operations	$0.09		$0.82		$0.21		$(0.07)		$1.05

Discontinued operations	$(0.06)		$(0.03)		$(0.07)		$0.02		$(0.14)

Net Income (Loss)	$0.03		$0.79		$0.14		$(0.05)		$0.91

Diluted Income (Loss) Per Share:
Continuing operations	$0.09		$0.75		$0.21		$(0.07)		$1.04

Discontinued operations	$(0.06)		$(0.03)		$(0.07)		$0.02		$(0.13)

Net Income (Loss)	$0.03		$0.72		$0.14		$(0.05)		$0.91

Net Sales Outside the United States	$111.1		$112.2		$119.7		$129.9		$472.9

(1)	Includes $1.2 million of restructuring charges.
(2)	Includes $1.0 million of restructuring charges.
(3)	Includes $0.1 million of restructuring charges.
(4)	Includes $8.8 million of restructuring charges and $4.1 million of impairment charges.
(5)	Includes $50.2 million impairment loss on available-for-sale securities.
(6)	Includes $18.0 million impairment loss on available-for-sale securities.
(7)	Includes $6.0 million impairment loss on available-for-sale securities.
(8)	Includes $26.4 million impairment loss on available-for-sale securities.
(9)	Includes $3.4 million expense for reestablishment of deferred tax asset valuation allowance.
(10)	Includes $0.6 million of restructuring charges.
(11)	Includes $2.1 million of a restructuring credit and $0.1 million of impairment charges.
(12)	Includes $5.6 million of restructuring charges and $1.5 million of impairment charges.
(13)	Includes $1.4 million of restructuring charges and $0.7 million of impairment charges.
(14)	Includes $57.1 million gain on sale of BigBand Networks.
(15)	Includes $29.4 million impairment loss on available-for-sale securities.
(16)	Includes $6.0 million partial release of our deferred tax asset valuation allowance.